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                                                                    EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the inclusion in this Registration Statement on Form S-1 of our report dated July 12, 1996, on our audits of the balance sheets of V-ONE Corporation ("the Company"), as of December 31, 1994 and 1995, and June 30, 1996, and the related statements of operations, shareholders' equity (deficit) and cash flows for the period from February 16, 1993 (date of inception) to December 31, 1993 and for each of the two years in the period ended December 31, 1995, and the six month period ended June 30, 1996 and the related financial statement schedule. We also consent to the references to our firm under the caption "Experts" in the Prospectus.





                                        /s/ COOPERS & LYBRAND L.L.P.
                                        Coopers & Lybrand L.L.P.


Washington, D.C.
October 24, 1996